UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

REALPAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2021

RealPage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Lakeside Boulevard Richardson, Texas	75082-4305
(Address of principal executive offices)	(Zip Code)

(972) 820-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On February 10, 2021, RealPage, Inc. (the “Company”) issued a press release reporting its financial results for its fiscal quarter and year ended December 31, 2020. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.

IR Fact Sheet

On February 10, 2021, the Company published an updated IR Fact Sheet on the Investor Relations section of the Company’s website located at https://investor.realpage.com/. A copy of the IR Fact Sheet is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated February 10, 2021 reporting financial results for its fiscal quarter and year ended December 31, 2020.

99.2	RealPage, Inc. IR Fact Sheet dated February 10, 2021.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101).

The information furnished by this Current Report on Form 8-K under Items 2.02 and 7.01 and the Exhibits 99.1 and 99.2 attached hereto shall be deemed furnished and not “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer and Chairman

Date: February 10, 2021

Exhibit 99.1

RealPage Reports Fourth Quarter 2020 Financial Results

RICHARDSON, Texas (February 10, 2021) — RealPage, Inc. (NASDAQ: RP), a leading global provider of software and data analytics to the real estate industry, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights

•	GAAP total revenue of $298.1 million, an increase of 17% year-over-year;

•	Net income of $13.1 million, or $0.12 in net income per diluted share, a year-over-year decrease of 35% and 43%, respectively;

•	Adjusted EBITDA of $84.9 million, an increase of 12% year-over-year; and,

•	Non-GAAP net income of $51.4 million, or $0.50 in non-GAAP net income per diluted share, a year-over-year increase of 14% and 4%, respectively.

Full Year 2020 Financial Highlights

•	GAAP total revenue of $1.2 billion, an increase of 17% year-over-year;

•	Net income of $46.3 million, or $0.46 in net income per diluted share, a year-over-year decrease of 20% and 23%, respectively;

•	Adjusted EBITDA of $322.5 million, an increase of 14% year-over-year; and,

•	Non-GAAP net income of $191.3 million, or $1.94 in non-GAAP net income per diluted share, a year-over-year increase of 16% and 10%, respectively.

Comments on the News

“In the fourth quarter, we continued to execute on our long-term strategy, and delivered another quarter of strong financial results. This performance continues to demonstrate the industry’s need for digital solutions and the capabilities of the superior products RealPage has built over the last two decades,” said Steve Winn, Chairman and CEO of RealPage.

“During the fourth quarter, as our customers continued their shift to a work-from-home model, RealPage was there with immediate solutions that were easy to implement and provided real-time returns on investment,” Winn continued. “In addition, at quarter-end, we closed the acquisition of WhiteSky Communications, a move that completed the CommunityConnect trifecta of smart building offerings and positions us to enter the surging market for multifamily bulk Wi-Fi services.”

Thoma Bravo Transaction

On December 21, 2020, the Company announced that it entered into a definitive agreement to be acquired by Thoma Bravo, a leading private equity investment firm focused on the software and technology-enabled services sector, in an all-cash transaction that values RealPage at approximately $10.2 billion, including net debt. Subject to the terms, conditions and certain exceptions set forth in the merger agreement, RealPage stockholders will receive $88.75 per share in cash, less any applicable withholding taxes, upon completion of the transaction. On February 3, 2021, the 45-day “go-shop” period expired pursuant to the Company’s previously announced definitive merger agreement with Thoma Bravo. During the “go-shop” period, RealPage and its advisors actively solicited alternative acquisition proposals from third parties. As of expiration of the “go-shop” period, no party had submitted an alternative proposal to acquire RealPage.

The transaction is expected to be completed in the second calendar quarter of 2021. On February 4, 2021, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired. The transaction remains subject to receipt of stockholder approval, remaining regulatory approvals and satisfaction of other customary closing conditions. RealPage has scheduled a special meeting of stockholders for March 8, 2021 for RealPage stockholders to vote on the proposed transaction. Please refer to the definitive proxy statement dated February 5, 2021 for additional details regarding the transaction and the stockholder meeting.

As a result of the Thoma Bravo proposed transaction, the Company will not host an earnings conference call or provide financial guidance.

About RealPage

RealPage provides a technology platform that enables real estate owners and managers to change how people experience and use rental space. Clients use the platform to gain transparency in asset performance, leverage data insights and monetize space to create incremental yields. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 19 million units worldwide from offices in North America, Europe and Asia. For more information about RealPage, please visit https://www.RealPage.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to RealPage’s strategy, goals, future focus areas and the value of the proposed transaction to RealPage stockholders. These forward-looking statements are based on RealPage management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” ”plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including the uncertainty associated with the potential impacts of the COVID-19 pandemic on RealPage’s business, financial condition, and results of operations. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals and the requisite approval of the stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (c) risks related to disruption of management’s attention from RealPage’s ongoing business operations due to the proposed transaction; (d) disruption from the proposed transaction making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with RealPage’s customers, vendors and others with whom it does business; (e) significant transaction costs; (f) litigation and/or regulatory actions related to the proposed transaction; (g) the possibility that general economic conditions, including leasing velocity or other uncertainty, and conditions and uncertainty caused by the COVID-19 pandemic, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (h) an increase in insurance claims; (i) an increase in client cancellations; (j) the inability to increase sales to existing clients and to attract new clients; (k) RealPage’s failure to integrate recent or future acquired businesses successfully or to achieve expected synergies, including recently completed acquisitions of WhiteSky Communications, Chirp, Stratis, Modern Message, Buildium, Investor Management Services, Simple Bills, Hipercept, and Lease Term Solutions; (l) the timing and success of new product introductions by RealPage or its competitors; (m) changes in RealPage’s pricing policies or those of its competitors; (n) developments with respect to legal or regulatory proceedings; (o) the inability to achieve revenue growth or to enable margin expansion; (p) changes in RealPage’s estimates with respect to its long-term corporate tax rate or any other impact from the Tax Cuts and Jobs Act; and (q) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) by RealPage, including its Annual Report on Form 10-K previously filed with the SEC on March 2, 2020 and its Quarterly Report on Form 10-Q previously filed with the SEC on November 6, 2020. All information provided in this communication is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction between RealPage and Thoma Bravo, RealPage filed with the SEC a definitive Proxy Statement (the “Proxy Statement”) on February 5, 2021. RealPage commenced mailing the Proxy Statement to its stockholders on or about February 5, 2021. REALPAGE URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION

ABOUT REALPAGE, THOMA BRAVO, THE PROPOSED TRANSACTION AND RELATED MATTERS. You may obtain a free copy of the Proxy Statement and other related documents filed by RealPage with the SEC at the website maintained by the SEC at www.sec.gov. You also may obtain a free copy of the Proxy Statement and other documents filed by RealPage with the SEC by accessing the Investor Relations section of RealPage’s website at investor.realpage.com or by contacting RealPage’s Investor Relations at IR@realpage.com or calling (972) 810-8138.

Participants in the Solicitation

RealPage and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from RealPage’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of RealPage in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise is included in the Proxy Statement filed with the SEC. You may also find additional information about RealPage’s directors and executive officers in RealPage’s proxy statement for its 2020 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2020 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. You can obtain free copies of these documents from RealPage using the contact information above.

Explanation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, the company believes that, in order to properly understand its short-term and long-term financial, operational and strategic trends, it may be helpful for investors to exclude certain non-cash or non-recurring items when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in both frequency and impact on continuing operations. The company also uses results of operations excluding such items to evaluate the operating performance of RealPage and compare it against prior periods, make operating decisions, determine executive compensation, and serve as a basis for long-term strategic planning. These non-GAAP financial measures provide the company with additional means to understand and evaluate the operating results and trends in its ongoing business by eliminating certain non-cash expenses and other items that RealPage believes might otherwise make comparisons of its ongoing business with prior periods more difficult, obscure trends in ongoing operations, reduce management’s ability to make useful forecasts, or obscure the ability to evaluate the effectiveness of certain business strategies and management incentive structures. In addition, the company also believes that investors and financial analysts find this information to be helpful in analyzing the company’s financial and operational performance and comparing this performance to the company’s peers and competitors.

The company defines “Non-GAAP Total Revenue” as total revenue plus acquisition-related deferred revenue. The company believes it is useful to include deferred revenue written down for GAAP purposes under purchase accounting rules in order to appropriately measure the underlying performance of its business operations in the period of activity and associated expense. Further, the company believes this measure is useful to investors as a way to evaluate the company’s ongoing performance because it provides a more accurate depiction of revenue arising from our strategic acquisitions.

The company defines “Adjusted Gross Profit” as gross profit, plus (1) acquisition-related deferred revenue, (2) depreciation, (3) amortization of product technologies, (4) impairment of product technologies, (5) organizational realignment costs and (6) stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ability to generate income from ongoing business operations.

The company defines “Adjusted EBITDA” as net income, plus (1) acquisition-related deferred revenue, (2) depreciation, asset impairment, and loss on disposal of assets, (3) amortization of product technologies and intangible assets, (4) change in fair value of equity investment, (5) acquisition-related expense, (6) organizational realignment costs, (7) regulatory and legal matters, (8) stock-based expense, (9) interest expense, net, and (10) income tax expense (benefit). The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ability to generate income from ongoing business operations.

The company defines “Non-GAAP Product Development Expense” as product development expense, excluding organizational realignment costs and stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ongoing expenditures related to product innovation.

The company defines “Non-GAAP Sales and Marketing Expense” as sales and marketing expense, excluding (1) asset impairment, (2) organizational realignment costs, and (3) stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ongoing expenditures related to its sales and marketing strategies.

The company defines “Non-GAAP General and Administrative Expense” as general and administrative expense, excluding (1) asset impairment and loss on disposal of assets, (2) acquisition-related expense, (3) organizational realignment costs, (4) regulatory and legal matters, and (5) stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s underlying expense structure to support corporate activities and processes.

The company defines “Non-GAAP Operating Expense” as operating expense, excluding (1) asset impairment and loss on disposal of assets, (2) amortization of intangible assets, (3) acquisition-related expense, (4) organizational realignment costs, (5) regulatory and legal matters, and (6) stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s underlying expense structure to support ongoing operations.

The company defines “Non-GAAP Operating Income” as operating income, plus (1) acquisition-related deferred revenue, (2) asset impairment and loss on disposal of assets, (3) amortization of product technologies and intangible assets, (4) acquisition-related expense, (5) organizational realignment costs, (6) regulatory and legal matters, and (7) stock-based expense. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ability to generate income from ongoing business operations.

The company defines “Non-GAAP Net Income” as net income, plus (1) income tax expense (benefit), (2) acquisition-related deferred revenue, (3) asset impairment and loss on disposal of assets, (4) amortization of product technologies and intangible assets, (5) change in fair value of equity investment, (6) acquisition-related expense, (7) organizational realignment costs, (8) regulatory and legal matters, (9) amortization of convertible notes’ discount, and (10) stock-based expense, less (11) provision for income tax expense based on an assumed rate in order to approximate the company’s long-term effective corporate tax rate.

The company defines “Non-GAAP Net Income per Diluted Share” as Non-GAAP Net Income divided by Non-GAAP Diluted Weighted Average Shares Outstanding. The company believes that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing the company’s financial and operational performance, comparing this performance to the company’s peers and competitors, and understanding the company’s ability to generate income from ongoing business operations.

The company defines “Non-GAAP Diluted Weighted Average Shares Outstanding” as diluted weighted average shares outstanding excluding the impact of shares that are issuable upon conversions of our convertible notes. It is the current intent of the company to settle conversions of the convertible notes through combination settlement, which involves repayment of the principal portion in cash and any excess of the conversion value over the principal amount in shares of our common stock. We exclude these shares that are issuable upon conversions of our convertible notes because we expect that the dilution from such shares will be offset by the convertible note hedge transactions and capped call transactions entered into in May 2017 and May 2020, respectively, in connection with the issuance of the convertible notes.

The company defines “Non-GAAP On Demand Revenue” as total on demand revenue plus acquisition-related deferred revenue. The company believes it is useful to include deferred revenue written down for GAAP purposes under purchase accounting rules in order to appropriately measure the underlying performance of the company’s business operations in the period of activity and associated expense. Further, the company believes that investors and financial analysts find this measure to be useful in evaluating the company’s ongoing performance because it provides a more accurate depiction of on demand revenue arising from our strategic acquisitions.

The company defines “Ending On Demand Units” as the number of units managed by our clients with one or more of our on demand software solutions at the end of the period. We use ending on demand units to measure the success of our strategy of increasing the number of units managed with our on demand software solutions. Property unit counts are provided to us by our customers as new sales orders are processed. Property unit counts may be adjusted periodically as information related to our clients’ properties is updated or supplemented, which could result in adjustments to the number of units previously reported.

The company defines “Average On Demand Units” as the average of the beginning and ending on demand units for each quarter in the period presented. The company’s management monitors this metric to measure its success in increasing the number of on demand software solutions utilized by our clients to manage their units, our overall revenue, and profitability.

The company defines “ACV,” or Annual Client Value, as management’s estimate of the annual value of the company’s on demand revenue contracts at a point in time. The company’s management monitors this metric to measure its success in increasing the number of on demand units, and the amount of software solutions utilized by its clients to manage their units.

The company defines “RPU,” or Revenue Per Unit, as ACV divided by ending on demand units. The company monitors this metric to measure its success in increasing the penetration of on demand software solutions utilized by its clients to manage their units.

The company excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to each excluded item:

•

Non-GAAP tax rate – The GAAP tax rate includes certain tax items which may include, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; benefits from stock compensation deductions for tax purposes that exceed the stock compensation expense recognized for GAAP; tax adjustments associated with fluctuations in foreign currency re-measurement; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and liabilities; and changes in tax law. The non-GAAP tax rate excludes the tax effect of these items. We believe excluding these items assists investors and analysts in understanding the tax provision and the effective tax rate related to non-GAAP operations. In 2019, the company used a non-GAAP tax rate of approximately 26% to approximate the company’s long-term effective corporate tax rate. During 2019, the company availed itself of research and development tax credits for both federal and state and other state tax credits that will impact its long-term effective tax rate in future periods. For 2020, the company uses a non-GAAP tax rate of 24% to more align with the expected impact of the credits and other anticipated impacts of US tax reform as rules are clarified by the US Treasury and foreign jurisdictional changes that impact the company’s tax portfolio globally. This non-GAAP tax rate will be reviewed annually to determine whether it remains appropriate in consideration of the company’s operating environment, changes in tax legislation, jurisdictional mix of earnings, and other factors deemed appropriate and necessary.

•

Acquisition-related deferred revenue – This item is included to reflect deferred revenue written down for GAAP purposes under purchase accounting in order to appropriately measure the underlying performance of the company’s business operations in the period of activity and associated expense.

•

Asset impairment and loss on disposal of assets – This item comprises gains and losses on the disposal and impairment of long-lived assets, and impairment of intangible assets, which are not reflective of the company’s ongoing operations. We believe exclusion of this item facilitates a more accurate comparison of the company’s results of operations between periods.

•

Depreciation of long-lived assets – Long-lived assets are depreciated over their estimated useful lives in a manner reflecting the pattern in which the economic benefit is consumed. Management is limited in its ability to change or influence these charges after the asset has been acquired and placed in service. We do not believe that depreciation expense accurately reflects the performance of our ongoing operations for the period in which the charges are incurred, and is therefore not considered by management in making operating decisions.

•

Amortization of product technologies and intangible assets – Intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by the company after initial capitalization. Accordingly, this item is not considered by the company in making operating decisions. The company does not believe such charges accurately reflect the performance of its ongoing operations for the period in which such charges are incurred.

•

Change in fair value of equity investment – This item represents changes in fair value of our equity investment based on observable price changes in orderly transactions for an identical or similar investment of the same issuer. We believe exclusion of this item facilitates a more accurate comparison of our results of operations between periods as this item is not reflective of our ongoing operations.

•

Acquisition-related expense – This item consists of direct costs incurred in our business acquisition transactions and expenses related to integration activities, costs associated with our pending acquisition by Thoma Bravo, and the impact of changes in the fair value of acquisition-related contingent consideration obligations. Examples of these direct costs include transaction fees, due diligence costs, acquisition retention bonuses and severance, and third-party consultants to assist with integration. We believe exclusion of this item facilitates a more accurate comparison of the results of the company’s ongoing operations across periods and eliminates volatility related to changes in the fair value of acquisition-related contingent consideration obligations.

•

Organizational realignment – This item consists of direct costs associated with the alignment of our business strategies. In connection with these actions, we recognize costs related to termination benefits, exit costs associated with closure of facilities, certain asset impairments, cancellation of certain contracts, and other professional and consulting fees associated with these initiatives. We believe exclusion of this item facilitates a more accurate comparison of our ongoing results of operations between periods.

•

Regulatory and legal matters – This item is comprised of certain regulatory and similar costs and certain legal settlement costs, such as costs related to the company’s Hart-Scott-Rodino Antitrust Improvements Act review process incurred in connection with our acquisitions or the settlement of certain legal matters. These costs are excluded as they are irregular in timing and scope, and may not be indicative of our past and future performance. We believe exclusion of this item facilitates a more accurate comparison of the company’s results of operations between periods.

•

Amortization of convertible notes’ discount – This item consists of non-cash interest expense related to the amortization of the discount recognized on the convertible notes issued in May 2017 and May 2020. Management excludes this item, as it is not indicative of the company’s ongoing operating performance.

•

Stock-based expense – This item is excluded because these are non-cash expenditures that the company does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of its control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to the company’s performance during the period in which the expenses are incurred.

Consolidated Balance Sheets

(in thousands, except per share and share amounts)

(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$594,734	$197,154
Restricted cash	227,522	243,323
Accounts receivable, less allowances of $14,272 and $10,271 at December 31, 2020 and 2019, respectively	145,681	143,127
Prepaid expenses	29,576	24,539
Other current assets	29,559	27,387

Total current assets	1,027,072	635,530
Property, equipment, and software, net	181,211	163,282
Right-of-use assets	110,637	121,941
Goodwill	1,771,035	1,611,749
Intangible assets, net	344,879	372,996
Deferred tax assets, net	23,471	33,812
Other assets	29,710	30,507

Total assets	$3,488,015	$2,969,817

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,034	$40,092
Accrued expenses and other current liabilities	116,530	89,038
Current portion of deferred revenue	143,956	134,148
Current portion of term loans	30,000	18,750
Convertible notes, net	318,281	—
Customer deposits held in restricted accounts	227,373	243,316

Total current liabilities	880,174	525,344
Deferred revenue	4,227	4,793
Revolving facility	—	230,000
Term loans, net	545,830	575,313
Convertible notes, net	288,283	305,188
Lease liabilities, net of current portion	121,127	133,313
Other long-term liabilities	33,031	22,940

Total liabilities	1,872,672	1,796,891
Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized, 102,694,840 and 96,100,296 shares issued and 102,134,949 and 94,744,157 shares outstanding at December 31, 2020 and 2019, respectively	103	96
Additional paid-in capital	1,603,610	1,222,356
Treasury stock, at cost: 559,891 and 1,356,139 shares at December 31, 2020 and 2019, respectively	(22,070)	(39,483)
Retained earnings (deficit)	38,103	(7,695)
Accumulated other comprehensive loss	(4,403)	(2,348)

Total stockholders’ equity	1,615,343	1,172,926

Total liabilities and stockholders’ equity	$3,488,015	$2,969,817

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
On demand	$288,569	$246,235	$1,125,838	$953,576
Professional and other	9,486	8,532	32,646	34,560

Total revenue	298,055	254,767	1,158,484	988,136
Cost of revenue(1)	111,845	101,027	442,965	385,712
Amortization of product technologies	15,774	10,732	58,313	40,461

Gross profit	170,436	143,008	657,206	561,963

Operating expenses:
Product development(1)	36,614	26,308	133,661	112,222
Sales and marketing(1)	58,837	48,113	218,481	193,962
General and administrative(1)	36,772	35,354	157,608	123,056
Amortization of intangible assets	10,817	9,621	44,689	40,303

Total operating expenses	143,040	119,396	554,439	469,543

Operating income	27,396	23,612	102,767	92,420
Interest expense and other, net	(12,728)	(9,089)	(51,460)	(31,862)

Income before income taxes	14,668	14,523	51,307	60,558
Income tax expense (benefit)	1,601	(5,646)	4,993	2,350

Net income	$13,067	$20,169	$46,314	$58,208

Net income per share attributable to common stockholders:
Basic	$0.13	$0.22	$0.48	$0.63
Diluted	$0.12	$0.21	$0.46	$0.60
Weighted average common shares outstanding:
Basic	99,566	92,412	96,841	92,017
Diluted	104,780	95,824	101,365	96,282

(1)	Includes stock-based expense as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cost of revenue	$1,916	$1,401	$7,937	$5,604
Product development	2,757	1,715	9,216	8,159
Sales and marketing	7,066	5,887	20,908	23,978
General and administrative	3,186	6,284	21,213	24,822

	$14,925	$15,287	$59,274	$62,563

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income	$13,067	$20,169	$46,314	$58,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,226	28,846	138,779	114,952
Amortization of debt discount and issuance costs	6,440	3,511	20,760	13,700
Amortization of right-of-use assets	3,303	2,749	13,572	11,433
Deferred taxes	531	(5,755)	3,446	2,276
Stock-based expense	14,925	15,287	59,274	62,563
Asset impairment and loss on disposal of assets	1,028	2,277	1,040	2,536
Change in fair value of equity investment	—	—	—	(2,600)
Acquisition-related consideration	(5,103)	(87)	(5,889)	1,006
Change in customer deposits	(5,182)	83,665	(19,393)	82,631
Other changes in assets and liabilities, net of assets acquired and liabilities assumed in business combinations	3,207	(19,834)	18,600	(29,732)

Net cash provided by operating activities	68,442	130,828	276,503	316,973

Cash flows from investing activities:
Purchases of property, equipment, and software	(15,274)	(12,989)	(63,585)	(51,500)
Acquisition of businesses, net of cash and restricted cash acquired	(58,895)	(615,785)	(188,591)	(665,844)
Purchase of other investments	—	—	—	(1,750)

Net cash used in investing activities	(74,169)	(628,774)	(252,176)	(719,094)

Cash flows from financing activities:
Payments on and proceeds from debt, net	(7,550)	525,930	88,715	517,628
Purchase of capped call instruments	—	—	(39,365)	—
Payments on finance lease obligations	(861)	(772)	(3,325)	(3,651)
Payments of acquisition-related consideration	(5,084)	(4,098)	(17,344)	(30,441)
Proceeds from public offering, net of underwriters’ discount and offering costs	—	—	334,126	—
Proceeds from exercise of stock options	6,552	1,379	14,575	5,833
Purchase of treasury stock related to stock-based compensation	(8,328)	(4,096)	(18,844)	(20,867)
Purchase of treasury stock under share repurchase program	—	(8,491)	—	(8,491)
Other financing activities, net	(446)	—	(1,261)	—

Net cash (used in) provided by financing activities	(15,717)	509,852	357,277	460,011

Net (decrease) increase in cash and cash equivalents	(21,444)	11,906	381,604	57,890
Effect of exchange rate on cash	231	(448)	175	(171)
Cash, cash equivalents and restricted cash:
Beginning of period	843,469	429,019	440,477	382,758

End of period	$822,256	$440,477	$822,256	$440,477

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

COMPARABLE GAAP MEASURES

(unaudited, in thousands, except per share amounts)

The following is a reconciliation of the non-GAAP financial measures used by RealPage to describe its financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). An explanation of these measures is also included under the heading “Explanation of Non-GAAP Financial Measures.”

While the company believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and the company may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

Non-GAAP Total Revenue

Set forth below is a presentation of the company’s “Non-GAAP Total Revenue.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue (GAAP)	$298,055	$254,767	$1,158,484	$988,136
Acquisition-related deferred revenue	289	449	1,502	868

Non-GAAP Total Revenue	$298,344	$255,216	$1,159,986	$989,004

Adjusted Gross Profit

Set forth below is a presentation of the company’s “Adjusted Gross Profit.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Gross profit (GAAP)	170,436	143,008	657,206	561,963
Acquisition-related deferred revenue	289	449	1,502	868
Depreciation	4,155	3,970	15,768	15,665
Amortization of product technologies	15,774	10,732	58,313	40,461
Impairment of product technologies	—	1,618	—	1,618
Organizational realignment	—	16	453	141
Stock-based expense	1,916	1,401	7,937	5,604

Adjusted Gross Profit	192,570	161,194	741,179	626,320

Adjusted EBITDA

Set forth below is a presentation of the company’s “Adjusted EBITDA.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (GAAP)	$13,067	$20,169	$46,314	$58,208
Acquisition-related deferred revenue	289	449	1,502	868
Depreciation, asset impairment, and loss on disposal of assets	10,663	10,769	36,817	36,724
Amortization of product technologies and intangible assets	26,591	20,353	103,002	80,764
Change in fair value of equity investment	—	—	—	(2,600)
Acquisition-related expense	1,185	3,594	9,728	4,754
Organizational realignment	—	849	2,431	1,533
Regulatory and legal matters	3,460	898	5,969	1,465
Stock-based expense	14,925	15,287	59,274	62,563
Interest expense, net	13,145	9,443	52,446	35,056
Income tax expense (benefit)	1,601	(5,646)	4,993	2,350

Adjusted EBITDA	$84,926	$76,165	$322,476	$281,685

Non-GAAP Product Development Expense

Set forth below is a presentation of the company’s “Non-GAAP Product Development Expense.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Product development expense (GAAP)	$36,614	$26,308	$133,661	$112,222
Less: Organizational realignment	—	84	698	400
Stock-based expense	2,757	1,715	9,216	8,159

Non-GAAP Product Development Expense	$33,857	$24,509	$123,747	$103,663

Non-GAAP Sales and Marketing Expense

Set forth below is a presentation of the company’s “Non-GAAP Sales and Marketing Expense.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Sales and marketing expense (GAAP)	$58,837	$48,113	$218,481	$193,962
Less: Asset impairment	1,028	363	1,028	363
Organizational realignment	—	62	889	170
Stock-based expense	7,066	5,887	20,908	23,978

Non-GAAP Sales and Marketing Expense	$50,743	$41,801	$195,656	$169,451

Non-GAAP General and Administrative Expense

Set forth below is a presentation of the company’s “Non-GAAP General and Administrative Expense.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
General and administrative (GAAP)	$36,772	$35,354	$157,608	$123,056
Less: Asset impairment and loss on disposal of assets	—	296	12	555
Acquisition-related expense	1,185	3,594	9,728	4,754
Organizational realignment	—	687	391	822
Regulatory and legal matters	3,460	898	5,969	1,465
Stock-based expense	3,186	6,284	21,213	24,822

Non-GAAP General and Administrative Expense	$28,941	$23,595	$120,295	$90,638

Non-GAAP Operating Expense

Set forth below is a presentation of the company’s “Non-GAAP Operating Expense.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating expense (GAAP)	$143,040	$119,396	$554,439	$469,543
Less: Asset impairment and loss on disposal of assets	1,028	659	1,040	918
Amortization of intangible assets	10,817	9,621	44,689	40,303
Acquisition-related expense	1,185	3,594	9,728	4,754
Organizational realignment	—	833	1,978	1,392
Regulatory and legal matters	3,460	898	5,969	1,465
Stock-based expense	13,009	13,886	51,337	56,959

Non-GAAP Operating Expense	$113,541	$89,905	$439,698	$363,752

Non-GAAP Operating Income

Set forth below is a presentation of the company’s “Non-GAAP Operating Income.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating income (GAAP)	$27,396	$23,612	$102,767	$92,420
Acquisition-related deferred revenue	289	449	1,502	868
Asset impairment and loss on disposal of assets	1,028	2,277	1,040	2,536
Amortization of product technologies and intangible assets	26,591	20,353	103,002	80,764
Acquisition-related expense	1,185	3,594	9,728	4,754
Organizational realignment	—	849	2,431	1,533
Regulatory and legal matters	3,460	898	5,969	1,465
Stock-based expense	14,925	15,287	59,274	62,563

Non-GAAP Operating Income	$74,874	$67,319	$285,713	$246,903

Non-GAAP Net Income

Set forth below is a presentation of the company’s “Non-GAAP Net Income” and “Non-GAAP Net Income per Diluted Share.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (GAAP)	$13,067	$20,169	$46,314	$58,208
Income tax expense (benefit)	1,601	(5,646)	4,993	2,350

Income before income taxes	14,668	14,523	51,307	60,558
Acquisition-related deferred revenue	289	449	1,502	868
Asset impairment and loss on disposal of assets	1,028	2,277	1,040	2,536
Amortization of product technologies and intangible assets	26,591	20,353	103,002	80,764
Change in fair value of equity investment	—	—	—	(2,600)
Acquisition-related expense	1,185	3,594	9,728	4,754
Organizational realignment	—	849	2,431	1,533
Regulatory and legal matters	3,460	898	5,969	1,465
Amortization of convertible notes’ discount	5,507	2,797	17,497	10,946
Stock-based expense	14,925	15,287	59,274	62,563

Non-GAAP income before income taxes	67,653	61,027	251,750	223,387
Assumed rate for income tax expense (1)	24.0%	26.0%	24.0%	26.0%
Assumed provision for non-GAAP income tax expense	16,236	15,867	60,420	58,080

Non-GAAP Net Income	$51,417	$45,160	$191,330	$165,307

Net income per diluted share	$0.12	$0.21	$0.46	$0.60
Non-GAAP Net Income per Diluted Share	$0.50	$0.48	$1.94	$1.76
Weighted average outstanding shares—basic	99,566	92,412	96,841	92,017
Non-GAAP adjusted diluted weighted average shares outstanding:
Weighted average outstanding shares—diluted	104,780	95,824	101,365	96,282
Dilution offset from convertible note hedge transactions	(2,962)	(2,172)	(2,633)	(2,406)

Non-GAAP Diluted Weighted Average Shares Outstanding (2)	101,818	93,652	98,732	93,876

Non-GAAP On Demand Revenue

Set forth below is a presentation of the company’s “Non-GAAP On Demand Revenue.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
On demand revenue (GAAP)	$288,569	$246,235	$1,125,838	$953,576
Acquisition-related deferred revenue	289	449	1,502	868

Non-GAAP On Demand Revenue	$288,858	$246,684	$1,127,340	$954,444

Ending On Demand Units, Average On Demand Units, ACV, and RPU

Set forth below is a presentation of the company’s “Ending On Demand Units,” “Average On Demand Units,” “ACV,” and “RPU.” Please reference the “Explanation of Non-GAAP Financial Measures” section.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Ending On Demand Units	19,709	18,475	19,709	18,475
Average On Demand Units	19,605	17,627	19,070	16,758
ACV	$1,161,648	$1,039,588
RPU	$58.94	$56.27

(1)	For 2020 purposes, the company uses a 24.0% tax rate to approximate the company’s long-term effective corporate tax rate. Please reference the “Explanation of Non-GAAP Financial Measures” section.
(2)

It is the current intent of the company to settle conversions of the convertible notes through combination settlement, which involves repayment of the principal portion in cash and any excess of the conversion value over the principal amount in shares of our common stock. We exclude these shares that are issuable upon conversions of our convertible notes because we expect that the dilution from such shares will be offset by the convertible note hedge transactions and capped call transactions entered into in May 2017 and May 2020, respectively, in connection with the issuance of the convertible notes ..

Contact

RealPage Investor Relations

Steve Calk

972-810-8138

IR@realpage.com

Exhibit 99.2

RealPage, Inc.

IR Fact Sheet (as of February 10, 2021)

Please read in conjunction with the Company’s filings with the Securities and Exchange Commission, as well as the “Explanation of Non-GAAP Financial Measures.”

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue ($000s)
Total GAAP Revenue	$201,301	$216,252	$224,953	$226,974	$869,480	$234,306	$243,861	$255,202	$254,767	$988,136	$276,673	$285,607	$298,149	$298,055	$1,158,484
Growth %	32%	34%	33%	21%	30%	16%	13%	13%	12%	14%	18%	17%	17%	17%	17%
Acquisition-related deferred revenue	313	103	418	1,056	1,890	224	157	38	449	868	400	425	388	289	1,502

Total Non-GAAP Revenue	$201,614	$216,355	$225,371	$228,030	$871,370	$234,530	$244,018	$255,240	$255,216	$989,004	$277,073	$286,032	$298,537	$298,344	$1,159,986
Growth %	31%	33%	33%	21%	29%	16%	13%	13%	12%	13%	18%	17%	17%	17%	17%
GAAP On Demand Revenue	$193,300	$206,945	$215,413	$218,051	$833,709	$226,519	$235,185	$245,637	$246,235	$953,576	$268,471	$278,559	$290,239	$288,569	$1,125,838
Growth %	32%	34%	33%	21%	30%	17%	14%	14%	13%	14%	19%	18%	18%	17%	18%
Acquisition-related deferred revenue	313	103	418	1,056	1,890	224	157	38	449	868	400	425	388	289	1,502

Non-GAAP On Demand Revenue	$193,613	$207,048	$215,831	$219,107	$835,599	$226,743	$235,342	$245,675	$246,684	$954,444	$268,871	$278,984	$290,627	$288,858	$1,127,340
Growth %	32%	33%	33%	21%	29%	17%	14%	14%	13%	14%	19%	19%	18%	17%	18%
Professional and Other	$8,001	$9,307	$9,540	$8,923	$35,771	$7,787	$8,676	$9,565	$8,532	$34,560	$8,202	$7,048	$7,910	$9,486	$32,646
Expenses ($000s)
Cost of Revenue
GAAP View	$72,837	$81,942	$85,540	$88,063	$328,382	$90,194	$95,708	$98,783	$101,027	$385,712	$108,910	$110,713	$111,497	$111,845	$442,965
Stock-based expense	$(835)	(1,168)	(1,146)	(1,254)	(4,403)	(1,331)	(1,447)	(1,425)	(1,401)	(5,604)	(2,010)	(2,257)	(1,754)	(1,916)	(7,937)
Organizational realignment	—	—	—	—	—	—	—	(125)	(16)	(141)	(198)	(255)	—	—	(453)
Asset impairment	—	—	—	—	—	—	—	—	(1,618)	(1,618)	—	—	—	—	—

Non-GAAP View	$72,002	$80,774	$84,394	$86,809	$323,979	$88,863	$94,261	$97,233	$97,992	$378,349	$106,702	$108,201	$109,743	$109,929	$434,575
Depreciation	(2,934)	(3,099)	(2,991)	(3,048)	(12,072)	(3,671)	(4,017)	(4,007)	(3,970)	(15,665)	(3,780)	(3,830)	(4,003)	(4,155)	(15,768)

Adjusted EBITDA View	$69,068	$77,675	$81,403	$83,761	$311,907	$85,192	$90,244	$93,226	$94,022	$362,684	$102,922	$104,371	$105,740	$105,774	$418,807
Product Development
GAAP View	$29,040	$30,771	$28,942	$29,772	$118,525	$29,897	$28,151	$27,866	$26,308	$112,222	$31,548	$31,433	$34,066	$36,614	$133,661
Stock-based expense	(2,163)	(2,645)	(2,520)	(2,595)	(9,923)	(2,480)	(2,016)	(1,948)	(1,715)	(8,159)	(1,937)	(1,629)	(2,893)	(2,757)	(9,216)
Organizational realignment	—	—	—	—	—	—	—	(316)	(84)	(400)	(233)	(465)	—	—	(698)

Non-GAAP View	$26,877	$28,126	$26,422	$27,177	$108,602	$27,417	$26,135	$25,602	$24,509	$103,663	$29,378	$29,339	$31,173	$33,857	$123,747
Depreciation	(1,338)	(1,557)	(1,381)	(1,391)	(5,667)	(1,651)	(1,632)	(1,540)	(1,527)	(6,350)	(1,512)	(1,566)	(1,731)	(1,836)	(6,645)

Adjusted EBITDA View	$25,539	$26,569	$25,041	$25,786	$102,935	$25,766	$24,503	$24,062	$22,982	$97,313	$27,866	$27,773	$29,442	$32,021	$117,102
Sales & Marketing
GAAP View	$37,680	$40,664	$43,179	$45,084	$166,607	$44,823	$49,120	$51,906	$48,113	$193,962	$54,657	$49,424	$55,563	$58,837	$218,481
Stock-based expense	(3,541)	(4,470)	(4,242)	(4,320)	(16,573)	(5,350)	(6,383)	(6,358)	(5,887)	(23,978)	(5,888)	(2,296)	(5,658)	(7,066)	(20,908)
Organizational realignment	—	—	—	—	—	—	—	(108)	(62)	(170)	(611)	(278)	—	—	(889)
Asset impairment	—	—	—	(2,720)	(2,720)	—	—	—	(363)	(363)	—	—	—	(1,028)	(1,028)

Non-GAAP View	$34,139	$36,194	$38,937	$38,044	$147,314	$39,473	$42,737	$45,440	$41,801	$169,451	$48,158	$46,850	$49,905	$50,743	$195,656
Depreciation	(1,228)	(1,366)	(1,069)	(1,289)	(4,952)	(1,506)	(1,566)	(1,573)	(1,572)	(6,217)	(1,619)	(1,670)	(1,869)	(2,001)	(7,159)

Adjusted EBITDA View	$32,911	$34,828	$37,868	$36,755	$142,362	$37,967	$41,171	$43,867	$40,229	$163,234	$46,539	$45,180	$48,036	$48,742	$188,497
General & Administrative
GAAP View	$27,090	$28,444	$30,036	$32,638	$118,208	$28,143	$28,310	$31,249	$35,354	$123,056	$40,528	$42,399	$37,909	$36,772	$157,608
Stock-based expense	(3,779)	(5,412)	(5,571)	(4,980)	(19,742)	(5,752)	(6,019)	(6,767)	(6,284)	(24,822)	(6,366)	(6,149)	(5,512)	(3,186)	(21,213)
Asset impairment and gain (loss) on disposal of assets	(942)	(156)	(341)	(574)	(2,013)	(286)	17	10	(296)	(555)	(12)	—	—	—	(12)
Loss due to cyber incident, net of recoveries	—	—	—	(4,952)	(4,952)	—	—	—	—	—	—	—	—	—	—
Acquisition-related income (expense)	(1,007)	(1,168)	(519)	257	(2,437)	(29)	(376)	(755)	(3,594)	(4,754)	(3,724)	(3,137)	(1,682)	(1,185)	(9,728)
Organizational realignment	—	—	—	—	—	—	—	(135)	(687)	(822)	(169)	(222)	—	—	(391)
Regulatory and legal matters	—	—	(78)	—	(78)	—	(352)	(215)	(898)	(1,465)	(359)	(2,150)	—	(3,460)	(5,969)

Non-GAAP View	$21,362	$21,708	$23,527	$22,389	$88,986	$22,076	$21,580	$23,387	$23,595	$90,638	$29,898	$30,741	$30,715	$28,941	$120,295
Depreciation	(1,376)	(1,484)	(1,504)	(1,423)	(5,787)	(1,646)	(1,499)	(1,388)	(1,424)	(5,957)	(1,460)	(1,500)	(1,602)	(1,643)	(6,205)
Other (income) expense	(51)	(66)	(58)	(34)	(209)	(1)	(212)	(27)	(354)	(594)	(170)	(437)	38	(417)	(986)

Adjusted EBITDA View	$19,935	$20,158	$21,965	$20,932	$82,990	$20,429	$19,869	$21,972	$21,817	$84,087	$28,268	$28,804	$29,151	$26,881	$113,104

RealPage, Inc.

IR Fact Sheet (as of February 10, 2021)

Please read in conjunction with the Company’s filings with the Securities and Exchange Commission, as well as the “Explanation of Non-GAAP Financial Measures.”

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Profitability ($000s)
GAAP Net Income (Loss)	$10,901	$8,479	$9,073	$6,272	$34,725	$11,272	$15,063	$11,704	$20,169	$58,208	$5,605	$11,301	$16,341	$13,067	$46,314
Acquisition-related deferred revenue	313	103	418	1,056	1,890	224	157	38	449	868	400	425	388	289	1,502
Depreciation, asset impairment, and loss on disposal of assets	7,818	7,662	9,286	10,445	35,211	8,760	8,697	8,498	10,769	36,724	8,383	8,566	9,205	10,663	36,817
Amortization of product technologies and intangible assets	16,384	17,623	18,684	19,017	71,708	19,350	20,302	20,759	20,353	80,764	25,191	25,778	25,442	26,591	103,002
Loss due to cyber incident, net of recoveries	—	—	—	4,952	4,952	—	—	—	—	—	—	—	—	—	—
Gain on change in fair value of equity investment	—	—	—	—	—	(2,600)	—	—	—	(2,600)	—	—	—	—	—
Acquisition-related expense (income)	1,007	1,168	519	(257)	2,437	29	376	755	3,594	4,754	3,724	3,137	1,682	1,185	9,728
Regulatory and legal matters	—	—	78	—	78	—	352	215	898	1,465	359	2,150	—	3,460	5,969
Interest expense, net	7,721	8,584	6,874	6,780	29,959	8,581	8,241	8,791	9,443	35,056	12,905	13,129	13,267	13,145	52,446
Income tax (benefit) expense	(301)	(189)	683	(618)	(425)	4,647	(822)	4,171	(5,646)	2,350	(2,501)	1,867	4,026	1,601	4,993
Organizational realignment	—	—	—	—	—	—	—	684	849	1,533	1,211	1,220	—	—	2,431
Stock-based expense	10,318	13,695	13,479	13,149	50,641	14,913	15,865	16,498	15,287	62,563	16,201	12,331	15,817	14,925	59,274

Adjusted EBITDA	$54,161	$57,125	$59,094	$60,796	$231,176	$65,176	$68,231	$72,113	$76,165	$281,685	$71,478	$79,904	$86,168	$84,926	$322,476
Non-GAAP On Demand Revenue Detail ($000s)
Property Management	$45,319	$46,522	$47,307	$47,826	$186,974	$49,914	$51,006	$52,591	$52,633	$206,144	$62,433	$60,245	$63,602	$64,116	$250,396
% of Total	24%	22%	22%	22%	22%	22%	22%	21%	21%	22%	23%	22%	22%	22%	22%
Growth %	12%	12%	12%	11%	12%	10%	10%	11%	10%	10%	25%	18%	21%	22%	21%
Resident Services	$77,175	$85,329	$94,084	$93,865	$350,453	$96,804	$101,209	$110,315	$112,747	$421,075	$119,086	$129,167	$135,694	$136,800	$520,747
% of Total	40%	41%	44%	43%	42%	43%	43%	45%	46%	44%	44%	46%	47%	47%	46%
Growth %	27%	32%	33%	24%	29%	25%	19%	17%	20%	20%	23%	28%	23%	21%	24%
Leasing and Marketing	$39,434	$42,845	$42,198	$42,882	$167,359	$44,401	$46,899	$45,761	$42,792	$179,853	$46,790	$47,846	$49,945	$46,114	$190,695
% of Total	20%	21%	19%	19%	20%	19%	20%	19%	17%	19%	18%	17%	17%	16%	17%
Growth %	42%	46%	44%	14%	35%	13%	9%	8%	0%	7%	5%	2%	9%	8%	6%
Asset Optimization	$31,685	$32,352	$32,242	$34,534	$130,813	$35,624	$36,228	$37,008	$38,512	$147,372	$40,562	$41,726	$41,386	$41,828	$165,502
% of Total	16%	16%	15%	16%	16%	16%	15%	15%	16%	15%	15%	15%	14%	14%	15%
Growth %	78%	61%	59%	42%	59%	12%	12%	15%	12%	13%	14%	15%	12%	9%	12%
Non-GAAP On Demand Revenue Detail ($000s)
Subscription	$169,687	$179,082	$189,458	$196,799	$735,026	$201,943	$207,209	$218,536	$222,988	$850,676	$240,589	$249,444	$258,507	$258,604	$1,007,144
% of Total	88%	86%	88%	90%	88%	89%	88%	89%	90%	89%	89%	89%	89%	90%	89%
Growth %	26%	27%	24%	24%	25%	19%	16%	15%	13%	16%	19%	20%	18%	16%	18%
Transactional	$23,926	$27,966	$26,373	$22,308	$100,573	$24,800	$28,133	$27,139	$23,696	$103,768	$28,282	$29,540	$32,120	$30,254	$120,196
% of Total	12%	14%	12%	10%	12%	11%	12%	11%	10%	11%	11%	11%	11%	10%	11%
Growth %	90%	97%	172%	2%	72%	4%	1%	3%	6%	3%	14%	5%	18%	28%	16%

RealPage, Inc.

IR Fact Sheet (as of February 10, 2021)

Please read in conjunction with the Company’s filings with the Securities and Exchange Commission, as well as the “Explanation of Non-GAAP Financial Measures.”

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Annual Client Value ($000s) (1)
Non-GAAP On Demand Annual Client Value	$779,446	$837,897	$886,747	$876,637		$912,060	$942,436	$990,800	$1,039,588		$1,085,034	$1,118,074	$1,176,751	$1,161,648
Growth %	31%	29%	25%	17%		17%	12%	12%	19%		19%	19%	19%	12%
Enterprise	$283,623	$289,188	$308,310	$297,786		$307,130	$312,650	$344,305	$348,477		$350,115	$352,109	$366,484	$373,294
Growth %	37%	25%	19%	9%		8%	8%	12%	17%		14%	13%	6%	7%
Corporate	$248,052	$267,557	$288,407	$300,322		$309,545	$315,602	$322,506	$328,197		$327,570	$342,107	$365,609	$348,556
Growth %	29%	25%	29%	29%		25%	18%	12%	9%		6%	8%	13%	6%
SMB	$247,771	$281,153	$290,030	$278,529		$295,386	$314,184	$323,989	$362,913		$407,349	$423,858	$444,657	$439,798
Growth %	26%	38%	29%	14%		19%	12%	12%	30%		38%	35%	37%	21%
Unit Trend (000s)
On Demand Units - Ending	13,173	15,531	16,073	16,219		16,401	16,505	16,779	18,475		18,808	18,880	19,502	19,709
Average Unit Renewal Rate
Average Renewal Rate (trailing 8 quarters)	96.2%	96.4%	96.6%	96.9%		97.1%	97.3%	97.3%	97.1%		96.9%	96.7%	96.6%	96.5%
RPU
Non-GAAP On Demand RPU (whole $)	$59.17	$53.95	$55.17	$54.05		$55.61	$57.10	$59.05	$56.27		$57.69	$59.22	$60.34	$58.94
Non-GAAP on Demand RPU excluding HOA (whole $)	$59.17	$60.23	$61.83	$60.42		$62.00	$64.26	$66.12	$62.81		$64.42	$65.87	$67.15	$65.54
Top ACV / RPU
Top 100 ACV ($000s)	$319,642	$336,943	$359,144	$366,111		$370,092	$378,566	$399,613	$405,617		$412,794	$415,474	$429,459	$452,129
Top 100 ACV RPU	$85.64	$69.48	$68.61	$68.24		$68.96	$70.71	$70.38	$71.85		$71.86	$73.88	$76.41	$79.80
Top 50 RPU Clients RPU	$201.45	$212.30	$222.23	$225.31		$230.29	$228.00	$247.16	$242.35		$243.78	$244.21	$248.00	$248.68
Headcount
Total Ending RP Headcount	5,664	5,958	6,149	6,267		6,330	6,539	6,736	7,085		7,287	7,433	7,499	7,583
Total International Headcount (included above)	2,454	2,558	2,618	2,686		2,773	2,925	3,110	3,195		3,312	3,435	3,501	3,528
% International Headcount	43%	43%	43%	43%		44%	45%	46%	45%		45%	46%	47%	47%
Industry Data (2)
Occupancy	95.0%	95.4%	95.8%	95.4%		95.2%	95.9%	96.3%	95.8%		95.6%	95.3%	95.7%	95.6%
Resident Retention at Lease Expiration	52.7%	52.3%	52.1%	51.9%		53.9%	53.5%	53.0%	52.4%		54.6%	57.3%	53.5%	51.6%
Annual Change in Effective Rents	2.6%	2.5%	3.0%	3.3%		3.3%	3.1%	3.0%	2.9%		2.9%	-0.2%	-1.3%	-1.1%
Ongoing Construction (thousands of units)	569	578	582	595		622	633	649	665		673	653	592	583
Annual Completions (TTM) (thousands of units)	310	307	298	290		278	275	275	282		294	302	324	344

(1)

Enterprise segment includes those customers with greater than 20,000 units under management, Corporate includes those customers with between 5,000 and 20,000 units under management, and SMB those customers with less than 5,000 units under management and HOA

(2)	Based on RealPage data research. Numbers can fluctuate based on data revisions/reclassifications as well as shifts in construction start or finish dates.